2ap Putnam Growth Opportunities Fund attachment
1/31/05 Semiannual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended January 31, 2005, Putnam Management
has assumed $68,893 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

74U1 (000s omitted)

Class A		41,059
Class B		41,379
Class C		3,598

74U2 (000s omitted)

Class M		1,324
Class R		1
Class Y		1,064


74V1

Class A		12.50
Class B		11.83
Class C		11.98


74V2

Class M		12.04
Class R		12.45
Class Y		12.71